SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): June 21, 2004

Emerson Electric Co.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Indentification Number)

8000 West Florissant Avenue St. Louis, Missouri	63136

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

(314) 553-2000

Item 9. Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders – 3 Month Summary
(Percent change. Trailing 3-month average versus prior year.)

	Mar '04	Apr '04	May '04
Process Control	+5 to +10	+5	0 to +5
Industrial Automation	+10	+10 to +15	+10 to +15
Electronics and Telecom	+15 to +20	+15 to +20	+15 to +20
HVAC	+15	>20+	>20+
Appliance and Tools	+10 to +15	+10 to +15	+5 to +10
Total Emerson	+10 to +15	+10 to +15	+10 to +15

May ‘04 Order Comments:

Underlying orders remained strong driven by solid demand across the company, particularly in the HVAC, Industrial Automation, and Electronics and Telecommunications markets. Favorable currency exchange rates contributed approximately one percentage point.

Currency exchange rates had a negative impact for the process business, while underlying orders accelerated — driven by increases in measurement products and valves and regulators and solid growth in Asia, Europe, Latin America and the Middle East.

Orders in Industrial Automation accelerated with increased demand in the United States driven by strength in industrial motors, power generation (alternators), fluid control and industrial equipment.

The Electronics and Telecommunications segment continued to experience strong order growth driven by the OEM and systems businesses and strength in Asia, as well as solid demand in the U.S. market.

HVAC orders reflect continued gains worldwide and strength in the U.S. market.

Orders in the Appliance and Tools segment continued to be positive across nearly every business in the consumer and professional markets.

Upcoming Investor Events

On Tuesday August 3, 2004 Emerson will issue the Company’s third quarter 2004 results. Emerson senior management will discuss the results during an investor conference call that will be held the same day. The call will begin at 2:00 p.m. Eastern Standard Time (1:00 p.m. Central Standard Time).

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All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

Updates and further details of these and other upcoming events will be posted in the Calendar of Events area in the Investor Relations section of the corporate web site as they occur.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: June 21, 2004	By:	/s/ H.M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary

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